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                                                                    EXHIBIT 23.1


The Board of Directors
American Software, Inc.:


We consent to incorporation by reference in this Post-Effective Amendment No. 1 to Registration Statement No. 33-79640 of American Software, Inc. on Form S-3 of our report dated June 14, 2001, with respect to the consolidated balance sheets of American Software, Inc. and subsidiaries as of April 30, 2001 and 2000, and the related consolidated statements of operations, shareholders' equity and comprehensive income, and cash flows for each of the years in the three-year period ending April 30, 2001 and related schedule, which reports appear in the April 30, 2001 annual report on Form 10-K of American Software, Inc.


/s/ KPMG LLP


December 12, 2001
Atlanta, Georgia